Exhibit 99.1

Novo Integrated Sciences and Novo Healthnet Limited Complete Acquisition of Acenzia

Bellevue, Washington—(Business Wire – June 29, 2021) – Novo Integrated Sciences, Inc. (NASDAQ:NVOS) (the “Company” or “Novo”) announced today Novo Healthnet Limited, a wholly owned subsidiary of the Company (“NHL”), completed the acquisition of Acenzia Inc., a Windsor Canada based company that provides nutraceutical health solutions through advanced bio-science research and development, proprietary manufacturing, and personalized diagnostics. The all-share transaction, which closed on June 24, 2021, is valued at $14,884,039, or $3.91 per share, and is subject to purchase price adjustment within 90 days of the closing date pending completion of an audit and working capital requirement provisions.

Robert Mattacchione, Novo’s Chairman and CEO, stated, “Through the integration of medical technology and interconnectivity, the healthcare sector is in the early stages of adopting a decentralization model in how non-critical care diagnosis, treatment, and wellness related services and products are being delivered to patients and consumers. The acquisition of Acenzia is an important and critical milestone supporting the third pillar of Novo’s decentralized healthcare business model which is to have direct control of the development, manufacturing, and distribution of effective therapeutic and wellness product solutions for both Novo’s network of patients and the general population. We are excited to work with Acenzia’s exceptional leadership team including Grant Bourdeau who is continuing as Acenzia’s President and Indrajit “Indra” Sinha Ph.D. who assumes the roles and responsibilities as the Company’s Chief Science Officer (CSO) to include focusing on the continued development of Acenzia’s proprietary oncology research technology, as well as several other Novo proprietary product and science assets. Grant and Indra’s proven track records in both manufacturing and science-based innovation strengthens Novo’s leadership and assures continued cutting edge advancement in patient first platforms and overall growth.”

Grant Bourdeau and Idrajit Sinha Ph.D., co-founders of Acenzia, stated, “We are very proud to join the Novo family and contribute to our likeminded strategic vision to innovate, evolve, and deliver therapeutics and personalized diagnostics that enable individualized health optimization. Acenzia has been engaged in important science-based innovation and we are excited to play a meaningful role in Novo’s growth.”

About Novo Integrated Sciences, Inc.

Novo Integrated Sciences, Inc. owns Canadian and U.S. subsidiaries which deliver, or intend to deliver, multidisciplinary primary health care related services and products through the integration of medical technology, advanced therapeutics and rehabilitative science. Our clinicians and practitioners are not authorized to practice primary care medicine and they are not medically licensed to prescribe pharmaceutical based product solutions.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity offers an essential solution to the fundamental transformation of healthcare delivery. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective healthcare distribution.

Novo’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers. The first pillar is building a foundation of traditional hands-on healthcare delivery, through small and micro footprint sized clinic facilities, within a significant service delivery network. The second pillar is the development, integration, and deployment of sophisticated technology, through interconnectivity, which expands the reach of healthcare related service, beyond the traditional clinic location, to geographic areas not readily providing advanced healthcare service to date, including the patient’s home. The third pillar is the development and distribution of effective wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. Additionally, Novo’s science first approach to product innovation further emphasizes Novo’s mandate to create and provide over-the-counter preventative and maintenance care solutions. Innovation in science as represented by the proprietary technology assures Novo of continued cutting edge advancement in patient first platforms.

For more information concerning Novo Integrated Sciences, please visit www.novointegrated.com. For more information on NHL, please visit www.novohealthnet.com.

About Acenzia Inc.

Acenzia’s 36,000 square foot facility is located in Windsor Ontario Canada and includes Class 100 pharmaceutical grade cleanrooms and certified laboratories from which Acenzia creates and manufactures evidenced-based dietary, nutraceutical, and food products that can be validated through personalized diagnostics. Acenzia is dedicated to the creation of innovative therapeutics and diagnostics that enables individualized health optimization.

Acenzia, founded in 2015, is licensed by multiple international government agencies including Health Canada, the U.S. FDA and the European Union for Good Manufacturing Practices (GMP) for over-the-counter and dietary supplement manufacturing. In addition, Acenzia maintains multiple third-party licenses including from the National Sanitation Foundation International (NSF) for meeting the required public health standards for manufacturing food, nutrition, and supplements.

For more information, please visit www.acenzia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Novo’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond Novo’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects Novo’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Novo assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

Contact:

Chris David, COO-President

Novo Integrated Sciences, Inc.

chris.david@novointegrated.com

(206) 617-9797